Law Offices
       Neuberger, Quinn, Gielen, Rubin & Gibber, P. A

                         27TH FLOOR
                       COMMERCE PLACE
                      ONE SOUTH STREET
                BALTIMORE,MARYLAND 21202-3201

                        (410)332-8550

                      FEBRUARY 20, 1996

HOWARD S. SCHWARTZ
FAX NO.
(410)332-8536
(410)332-8594



VIA FACSIMILE TRANSMISSION
AND FIRST-CLASS MAIL


William l. Balfour,  Esquire
OBER, KALER, GRIMES & SHRIVER, P.C.
120 East Baltimore Street
Baltimore, Maryland   21202-1643


                        Re:  Henderson's Wharf/Purchase of
                               Unit Owned by Anne Cook


Dear Bill:

     This letter will confirm our clients' agreement with respect to the captioned transaction. My Client, Henderson's Wharf Baltimore, L.P. ("Buyer"), has agreed to make an outright purchase of the condominium unit and parking unit (collectively, "Unit") owned by your client, Anne B. Cook ("seller"), for the purchase price of approximately $92,000. The purchase price is composed of the payoff amount of the Seller's mortgage (currently approximately $87,000) plus a premium of $5,000.00.
Accordingly, it will not be necessary to conduct an appraisal of the Unit as originally contemplated by Seller and Buyer in the Agreement of Purchase and sale by and between Seller and Buyer and dated October 24, 1994 (the
"Agreement"). Additionally, Buyer has agreed to pay all transfer and recordation taxes in connection with this transaction.

     In order to complete this transaction, you will deliver to me the Deed (in the Form of Exhibit D-1 attached to the Agreement) that was fully executed by seller ("Deed"). I will call you the day before settlement so that you may properly date the Deed. Along with the Deed, you will deliver to me the Buyer's $1,500.00 and interest thereto that have been held in an escrow account ("Funds"). I will hold the deed and the Funds in escrow pending my delivery to
you of:  (1)  $5,000.00; (2)   a Settlement Sheet
showing the payoff of the Seller's mortgage; and (3) written authorization to disburse Seller's escrowed funds.

                         Sincerely,

                         HOWARD S. SCHWARTZ


HSS/tms
cc:  Mr. Terrence Sullivan
      Mr. Charles Intravaia
      Richard A. Monfred, Esquire